[Palmetto Bank Logo Omitted]



   FOR IMMEDIATE RELEASE                  For More Information Contact:
   January 8, 2004                        Penny Krein, 864/984-8395
                                          kreinp@palmettobank.com

                        Palmetto Bancshares, Inc. Reports
                             Record Results for 2003

   UPSTATE, SC - L. Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company of The Palmetto Bank, reported net income for the year period ended December 31, 2003 of $10.9 million, up 13% over the previous year. Net income per diluted share reached $1.70, up 14% over the previous year's mark of $1.49. The excellent results for 2003 are attributed to a 5% positive growth in net interest income and 10% increase in non-interest income. Palmetto Bancshares, Inc. produced a 15.40% return on shareholders' equity and a 1.27% return on assets for the twelve-month period ended December 31, 2003.

   Net income for the quarter ended December 31, 2003 was $2.4 million, a 3% increase over net income for the same three months of 2002. Net income per diluted share for the fourth quarter was $.38, a 3% increase over $.37 per share reported for the fourth quarter 2002.

   Total assets for the Company were up 9% to $898.1 million at year-end 2003, or $73.1 million over year-end 2002. Total loans at December 31, 2003 increased 10% over the prior year to $699.6 million, while total deposits reached $801.4 million, a 7% increase over the same period. The Palmetto Bank also reported total assets under management (including mortgage loans serviced and trust and investment subsidiary assets) of $1.5 billion as compared to $1.4 billion reported at the close of the year 2002.

    Founded in 1906, The Palmetto Bank is an independent Upstate based financial institution, with 30 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, and Spartanburg.

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   (Date Reported: January 8, 2004)